EXHIBIT B-2

                            NOTICE OF SPECIAL MEETING


                            MONONGAHELA POWER COMPANY

                            NOTICE OF SPECIAL MEETING
                            OF PREFERRED STOCKHOLDERS
                            to be held August 30, 2000

                                                                   July __, 2000


To:  Holders of Preferred Stock of Monongahela Power Company

         Notice is hereby given that a Special Meeting of the holders of Preferred Stock of Monongahela Power Company, an Ohio corporation (the "Company"), will be held at 10435 Downsville Pike, Hagerstown, Maryland 21740, on August 30, 2000, at 10:00 a.m., to consider an amendment to the Company's Articles of Incorporation (the "Articles") which would remove from the Articles a provision that limits the Company's ability to issue or assume unsecured debt.

         Only Preferred Stockholders of record on the transfer books of the Company at the close of business July 24, 2000 will be entitled to vote at the meeting of which notice is hereby given and at any and all adjournments thereof.

         Please mark, sign, date and return the enclosed proxy card promptly using the enclosed envelope.

                                             By order of the Board of Directors


                                             Marleen L. Brooks, Secretary